April 12, 2021

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: Greenfield Groves, Inc.

We have read the statements made by Greenfield Groves, Inc. in Item 4 of its Form 1-U dated April 7, 2021, regarding the change in auditors. We agree with such statements made regarding our firm.

We have no basis to agree or disagree with other statements made in Item 4 of this Form 1-U.

Yours truly,

/s/ Hall & Company
Hall & Company CPAs & Consultants, Inc.